                                    EXHIBIT 5

                                February 18, 1999


Criticare Systems, Inc.
20925 Crossroads Circle
Waukesha, Wisconsin 53186

Gentlemen:                                Re: Registration Statement on Form S-3

         We have acted as counsel for Criticare Systems, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration of 350,000 shares (the "Shares") of its $.04 par value common stock at the request of TeleMed Technologies International, Inc. ("TTI").

         In such capacity we have examined, among other documents, the Restated Certificate of Incorporation of the Company, as amended, a certificate of good standing issued by the Secretary of State of the State of Delaware and the Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission on or shortly after the date of this letter covering the sale by TTI of the Shares. Based on the foregoing and such additional investigation as we have deemed necessary, it is our opinion that the Shares have been validly issued and are fully-paid and nonassessable.

         We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement on Form S-3.

                                             REINHART, BOERNER, VAN DEUREN,
                                              NORRIS & RIESELBACH, s.c.

                                             BY      /s/ Robert E. Bellin
                                               --------------------------------
                                                          Robert E. Bellin